Exhibit 99.1

POLYONE EXPECTS LOWER THIRD-QUARTER EARNINGS

Cleveland, Ohio – September 19, 2000 – PolyOne Corporation (NYSE: POL) today announced that a slowdown in customer demand, coupled with continuing high raw material costs and escalating costs of energy, will negatively affect earnings for the third quarter that ends September 30, 2000.

PolyOne was formed on August 31, 2000, as a result of the consolidation of The Geon Company and M.A. Hanna Company. The consolidation is being accounted for as a purchase business combination, with Geon as the acquiring enterprise. Therefore, third-quarter results will be based on two months of Geon’s operations and one month of PolyOne. Reported net income for the third quarter is expected to be approximately $1 million, but in a range of plus or minus $2 million. Net income will include special charges estimated at $5 million after tax, relating to charges associated with the merger. Because of the purchase accounting described above, a direct comparison to previously reported Geon results is not meaningful.

“At the end of the second quarter, we cited business conditions negatively affecting both Geon and M.A. Hanna, which have proven to be more persistent and severe than we anticipated,” said Thomas A. Waltermire, chairman and chief executive officer. “Demand from customers for compounds and colorants decreased in the third quarter as a result of our customers experiencing softening demand in their markets,” Waltermire said. “Additionally, the OxyVinyls and Australian Vinyls Corporation (AVC) joint ventures faced competitive pricing pressures, continuing high raw material costs and significantly lower demand. In rubber compounds, the slowing demand witnessed in the second quarter continued during the third quarter.

“Our third-quarter results reinforce the need to move rapidly to fix the problems that exist principally within our North American business units,” said Waltermire. “Economic conditions and energy costs are beyond our direct control, but there are tremendous opportunities within our control to improve profitability significantly. My number one priority is to implement business practices that will create long-term shareholder value. I am confident that the leadership and people of PolyOne will implement the changes that are needed. ”

Key actions going forward include:

•	Establishing a new leadership team with clear accountability

•	Accelerating the capture of overhead and raw material synergies

•	Achieving operational excellence, particularly in the North American operations, through manufacturing and supply chain optimization

•	Developing and launching a new company-wide information system

•	Granting each employee an option of 200 shares of PolyOne stock to engage the whole organization in creating success

On a pro forma basis (combined operating results of Geon and M.A. Hanna prior to August 31, 2000, excluding M.A. Hanna’s previous Cadillac Plastic operations and including the estimated impact of purchase accounting), PolyOne expects third-quarter 2000 net income, including special charges to be approximately break-even compared with $30 million pro forma for third-quarter 1999 and $35 million for second-quarter 2000. Special charges included in third-quarter 2000 are estimated at $8 million after tax, which includes the items reported above plus M.A. Hanna severance costs prior to the merger. Second-quarter 2000 pro forma net income includes special items benefiting after-tax earnings by $7 million. These items relate to a plant closure, the termination of director’s pension plan, unrealized debt issuance costs and a tax accrual reversal. Special items included in the third quarter of 1999 were the gain on the sale of the thermoset resin distribution business and a charge for acquired profit on inventory associated with a business acquisition netting to a $5 million after-tax income benefit.

First Call reported a consensus estimate of $0.18 per share for PolyOne earnings for third-quarter 2000. On a pro forma basis, PolyOne’s revised earnings forecast for the quarter is anticipated to approximate breakeven performance, including special charges totaling $0.09 per share. This compares with second-quarter 2000 pro forma earnings of $0.38 per share, which included special net benefits of $0.08 per share. The third-quarter 1999 pro forma earnings are $0.32 per share, with special items totaling $0.05 benefit per share.

Key business unit performances affecting PolyOne’s third-quarter results include:

•	Vinyl compound earnings, down 25 to 30 percent as a result of shipments dropping approximately 10 percent from the second quarter

•	OxyVinyls and AVC operating income down approximately 75 percent from the second quarter due to softening demand, lower pricing and continued higher raw material costs

•	Engineered materials and colorants earnings down approximately 40 to 50 percent from second-quarter results, reflecting lower sales volume and continued margin pressure

PolyOne will host an analyst conference call at 9 a.m. EDT September 20, which will be broadcast live on its website: www.polyone.com. Also, our earnings supplement that provides additional information is available on the website.

PolyOne Corporation (NYSE: POL) is a $3.5 billion international polymer services company with customer-focused operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has more than 10,000 employees at 80 manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company’s products and services can be found at www.polyone.com.

This release contains statements concerning trends and other forward-looking information affecting or relating to PolyOne Corporation and its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (2) unanticipated changes in world, regional or U.S. PVC consumption growth rates affecting the Company’s markets; (3) unanticipated costs or difficulties in the operation of the joint venture entities; (4) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs; (5) unanticipated costs or difficulties and delays related to completion of proposed transactions or the operation of joint venture entities; (6) lack of day-to-day operating control, including procurement of raw material feedstock, of the resin partnership; (7) lack of direct control over the reliability of delivery and quality of the primary raw materials (PVC and VCM) utilized in the Company’s products; (8) the risk that the previous M.A. Hanna and Geon operations will not be integrated successfully; (9) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (10) costs related to the transaction.

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PolyOne Media & Investor Contact:	Dennis Cocco Chief Investor & Communications Officer PolyOne Corporation (440) 930-1538